Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 12, 2014, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Pulse Electronics Corporation on Form 10-K for the year ended December 27, 2013.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Pulse Electronics Corporation on Forms S-8 (No. 033-35334 effective October 31, 2003, No. 033-63203 effective October 23, 1995, No. 333-55751 effective June 1, 1998, No. 333-94073 effective October 31, 2003, No. 333-64068 effective June 28, 2001, No. 333-64060 effective March 14, 2013, No. 333-130013 effective November 30, 2005, No. 333-160522 effective July 10, 2009, No. 333-180107 effective March 14, 2012, No. 333-182131 effective June 14, 2012, and No. 333-178542 effective December 16, 2011).

/s/ GRANT THORNTON LLP

San Diego, California
March 12, 2014